Confidential

Exhibit 10.6 as filed with 10-Q
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	EXHIBIT 10.6

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED SERVICES
AGREEMENT

This FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED SERVICES AGREEMENT (this “Amendment”) is made effective as of March 30, 2010 (the “First Amendment Effective Date”) by and between DIRECTV, Inc., a California corporation (“DIRECTV”), and TiVo Inc., a Delaware corporation (“TiVo”) (collectively, the “Parties”).

Recitals

Whereas, the Parties entered into that certain Second Amended and Restated Services Agreement having an effective date of September 2, 2008 (the “Services Agreement”);

Whereas, the Parties wish to amend certain provisions in the Services Agreement and set forth additional understandings related thereto.

Now, Therefore, the Parties agree as follows:

Agreement

Unless stated otherwise, capitalized terms used herein shall have the meanings set forth in the Services Agreement.

1.	DIRECTV's TiVoVision Use. Section 2.3(a) of the Services Agreement is hereby deleted and replaced in its entirety with the following:

“(a)    DIRECTV's TiVoVision Use. DIRECTV may use the Authoring Tools to create and distribute TiVoVision to Combination Receivers (such use, “DIRECTV's TiVoVision Use”); provided, however, that DIRECTV may not use the Authoring Tools to create or distribute Program Placements for Legacy Combination Receivers until the expiration of the Launch Period and the Program Placement Development Period. The period commencing with the expiration of the Launch Period and ending on the latter of (i) the date that TiVo enables DIRECTV to use the Authoring Tools to create or distribute Program Placements for Legacy Combination Receivers as provided for herein or (ii) July 31, 2011 shall be referred to herein as the “Program Placement Development Period.” For clarity, DIRECTV may use the Authoring Tools to create or distribute Program Placements for DIRECTV TE Receivers at such time as DIRECTV determines and without further agreement required by TiVo. Any revenue actually received by DIRECTV resulting from DIRECTV's TiVoVision Use will be retained by DIRECTV solely and will not be subject to a revenue share with TiVo.”

2.	Revenue Share for Program Placements. Section 2.3(c)(i) of the Services Agreement

Confidential

is hereby deleted and replaced in its entirety with the following:

“(i) In addition to the TiVo Hard Disk Allocation, [*], DIRECTV shall allocate in each Combination Receiver [*] in such Combination Receiver (assuming use of the best recording quality setting for such Combination Receiver) without regard to the standards or technology employed by or used in such Combination Receiver. Such additional allocation shall be referred to as the “Program Placement Allocation” for each such Combination Receiver. Without limiting TiVo's right to distribute TiVoVision (including, but not limited to, distribution of Program Placements) to the Hard Disk Allocation of each Combination Receiver, during the Launch Period, the Program Placement Allocation will be allocated for TiVo's distribution of Program Placements to Combination Receivers subject to the terms, conditions and restrictions applicable to TiVo's TiVoVision Use including, but not limited to, the terms, conditions and restrictions set forth in Section 2.3(b) above. Notwithstanding the foregoing, during the [*], (i) DIRECTV will [*] the Program Placement Allocation for TiVo's use and (ii) subject to technical feasibility, DIRECTV and TiVo will use commercially reasonable efforts to make excess capacity within the Program Placement Allocation available for TiVo's distribution of Program Placements solely to the extent that such excess capacity is not immaterial and is sufficiently persistent to provide commercial value. Except as expressly agreed by the parties in writing, all rights and obligations of the parties with respect to the Program Placement Allocation shall terminate at the expiration of the Launch Period.

3.	Revenue Share for Program Placements. Section 2.3(i) of the Services Agreement is hereby deleted and replaced in its entirety with the following:

“(i)    Revenue Share for Program Placements. Notwithstanding anything in Section 2.3(b) to the contrary, during the Launch Period, TiVo will share revenue resulting from Program Placements distributed to the Program Placement Allocation of Combination Receivers as set forth on Exhibit D hereto. TiVo will pay DIRECTV such amounts quarterly by check or wire transfer with payment for a particular calendar quarter due 45 days after such calendar quarter. TiVo will include with such payment a report setting forth the Program Placements that were distributed during the applicable calendar quarter to the Program Placement Allocation and the Net Revenue (including a detailed list of all duties, taxes, expenses and commissions that were deducted from gross revenue to calculate Net Revenue, as defined in Exhibit D) associated therewith. [*]. The obligations set forth in this Section 2.3(i) will expire upon expiration of the Program Placement Development Period, except for outstanding payment obligations as of such date.”

4.
Effect of Amendment; Counterparts. Except as expressly modified herein, all other terms and condition of the Services Agreement shall remain in full force and effect. This Third Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential

In Witness Whereof, TiVo and DIRECTV have duly executed this Amendment by their respective duly authorized officers.

TiVo Inc.                    DIRECTV, Inc.

By:    /s/ Dani Grindlinger            By:    /s/ Derek Chang

Name:    Dani Grindlinger            Name:    Derek Chang

Title:    Director, Product Mgmt        Title:    EVP, Programming Acquisition

Date:     6/1/2010                Date:     5/4/2010